Exhibit 99.2

Gigamon Enters into Definitive Agreement to be Acquired by Elliott Management

Gigamon Shareholders to Receive $38.50 Per Share in Cash

Transaction Represents Premium of 21% to Unaffected Stock Price

SANTA CLARA, Calif., Oct. 26, 2017 – Gigamon Inc. (NYSE: GIMO) (“Gigamon” or the “Company”), the industry leader in traffic visibility solutions, and Elliott Management (“Elliott”), a leading multi-strategy private investment firm, today announced that they have entered into a definitive agreement under which Elliott will acquire Gigamon for $38.50 per share in cash, for a total value of approximately $1.6 billion. Upon completion of the transaction, Gigamon will become a privately held company. Elliott’s investment is being led by its private equity affiliate, Evergreen Coast Capital (“Evergreen”).

Under the terms of the agreement, Gigamon shareholders will receive $38.50 in cash for each share of Gigamon common stock held. The purchase price represents a premium of approximately 21% to the Company’s unaffected closing price on April 28, 2017, the day following the Company’s release of its first quarter 2017 financial results. The agreement was unanimously approved by the Gigamon Board of Directors.

“We are pleased to announce this transaction, which delivers immediate cash value to our shareholders upon closing at a premium to our unaffected stock price,” said Paul Hooper, Chief Executive Officer of Gigamon. “The Gigamon Board, with the assistance of independent financial and legal advisors, conducted a thorough review of options to enhance shareholder value and unanimously concluded that entering into this agreement with Elliott represents the best way to maximize value. We remain committed to our mission-critical role and to the success of our customers, employees and partners. Elliott and Evergreen have deep technology experience and share our long-term vision for next-generation traffic visibility across on-premises, cloud and hybrid infrastructure, our.”

“As the leading provider of visibility solutions that enable enterprises to guard against network and data breaches, Gigamon has a strong track record of innovation and delivering customer value that make it a compelling investment,” said Jesse Cohn, Partner at Elliott. “In partnership with Evergreen Coast Capital, our private equity affiliate, this is a landmark transaction in our long history of investing in leading enterprise technology businesses. We look forward to working with the management team and employees of Gigamon to build on the Company’s leadership and extend its global relationships with customers and partners.”

“This transaction represents a unique opportunity to invest in the industry-leading visibility solution in a product category that is critical to enterprise security,” said Isaac Kim, Managing Director of Evergreen. “Working alongside our team of operating executives, we look forward to supporting the Company to drive long-term growth through continued product development, investment in the Company’s large community of channel partners and exploring acquisitions to further bolster innovation.”

Transaction Details

The transaction is expected to close in the first quarter of 2018, subject to customary closing conditions, including regulatory approvals and the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Gigamon stock, which will be sought at a special meeting of shareholders to be scheduled.

Elliott Management and its affiliates currently hold a 7.0% equity voting stake in the Company and have agreed to vote their shares in favor of the transaction.

Separately today, Gigamon released financial results for the third quarter. The news release with the financial results is accessible on the Company’s website. In light of the pending transaction, the Company has canceled its previously scheduled conference call.

Advisors

Goldman Sachs & Co. LLC is acting as financial advisor to Gigamon and Wilson Sonsini Goodrich & Rosati, Professional Corporation, is acting as legal advisor. Jefferies Finance LLC is providing financing for Elliot buyers. Jefferies LLC is acting as financial advisor to Elliott and Gibson, Dunn & Crutcher is acting as legal advisor. Bank of America Merrill Lynch is acting as structuring agent and Macquarie Capital LLC is acting as financial advisor to Evergreen.

About Gigamon

Gigamon (NYSE: GIMO) provides active visibility into physical and virtual network traffic, enabling stronger security and superior performance. The Gigamon Visibility Platform and GigaSECURE®, the industry’s first Security Delivery Platform, deliver advanced intelligence so that security, network, and application performance management solutions in enterprise, government, and service provider networks operate more efficiently and effectively. Learn more at www.gigamon.com, the Gigamon blog or follow Gigamon on Twitter, LinkedIn or Facebook. See What Matters.™

About Elliott and Evergreen

Elliott Management Corporation manages two multi-strategy investment funds which combined have approximately $34 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm. This investment is being led by Evergreen Coast Capital, Elliott’s Menlo Park affiliate, which focuses on technology investing.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,”

“estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the proposed transaction and our expectations, strategy, plans or intentions regarding it. Forward-looking statements in this communication include, but are not limited to, (i) our expectations regarding the timing, completion and expected benefits of the proposed transaction, (ii) our plans, objectives and intentions with respect to our future operations, our customers and our market, and (iii) the expected impact of the proposed transaction on our business. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the risk that the transaction may not be completed in a timely manner or at all; the effect of the announcement or pendency of the transaction on our business relationships, results of operations and business generally; risks that the proposed transaction disrupts current plans and operations; and general market, political, economic and business conditions. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended December 31, 2016 and our most recently filed quarterly report on Form 10-Q. The forward-looking statements in this communication are based on information available to Gigamon as of the date hereof.

Additional Information and Where to Find It

Gigamon will file relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the proposed merger, including a preliminary proxy statement on Schedule 14A. Under the proposed terms, promptly after filing its definitive proxy statement with the SEC, Gigamon will mail or otherwise make available the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. GIGAMON STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Gigamon stockholders and other investors may obtain free copies of the definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed merger (when they become available), along with other documents filed by Gigamon with the SEC, at the SEC’s website (http://www.sec.gov).

Contacts

Gigamon

Investor Contact:

Jennifer Gianola

+1 (408) 831-4452

Jennifer.Gianola@Gigamon.com

Elliott Management

Media Contact:

Stephen Spruiell

+1 (212) 478-2017

sspruiell@elliottmgmt.com